                                                               EXHIBIT 23(H)(VI)

              SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

     THIS AGREEMENT is made as of May 1, 2006 by and among PFPC INC., a Massachusetts corporation ("PFPC"), WT MUTUAL FUND, a Delaware business trust (the "Trust") and RODNEY SQUARE MANAGEMENT CORPORATION, a Delaware corporation ("RSMC"), which is a wholly owned subsidiary of Wilmington Trust Corporation.

                                  WITNESSETH :

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, RSMC serves as administrator of the Trust pursuant to an Administration Agreement with the Trust dated May 1, 2006; and

     WHEREAS, RSMC, with the consent of the Trust, wishes to retain PFPC to provide sub-administration and accounting services to the investment portfolios of the Trust listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each, a "Fund," and collectively, the "Funds") and PFPC wishes to render such services.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

     1. DEFINITIONS. As used in this Agreement:

          (a) "1933 Act" means the Securities Act of 1933, as amended.

          (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (c) "Authorized Person" means any officer of the Trust, RSMC and any other person duly authorized by the Trust's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Trust and listed as Authorized Persons on Appendix B attached hereto and made a part hereof or any amendment thereto as may be received by PFPC. An Authorized Person's scope of authority may be limited by the Trust by setting forth such limitation in Appendix B.

          (d) "CEA" means the Commodities Exchange Act, as amended.

          (e) "Oral Instructions" means oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

          (f) "SEC" means the Securities and Exchange Commission.

          (g) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

          (h) "Shares" means the shares of beneficial interest of any series or class of the Trust.

          (i) "Written Instructions" means (a) written instructions signed by an Authorized Person and received by PFPC or (b) instructions sent via electronic mail by an Authorized Person and received and opened by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

     2. APPOINTMENT. RSMC, with the consent of the Trust, hereby appoints PFPC to provide sub-administration and accounting services to the each of the Funds as described in

Paragraphs 14 and 15 hereof, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

     3. COMPLIANCE WITH RULES AND REGULATIONS.

     PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust or any Fund.

     4. INSTRUCTIONS.

          (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions and Written Instructions.

          (b) PFPC shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust's Board of Trustees or of the Trust's shareholders, unless and until PFPC receives Written Instructions to the contrary.

          (c) The Trust and RSMC, as appropriate, agree to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Trust or RSMC in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

     5. RIGHT TO RECEIVE ADVICE.

          (a) Advice of the Trust or RSMC. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust or RSMC, as appropriate.

          (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Trust, RSMC, any of the Trust's investment advisers or PFPC, at the option of PFPC).

          (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Trust or RSMC and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

          (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Trust, RSMC or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or
(ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

     6. RECORDS; VISITS.

          (a) The books and records pertaining to the Trust and the Funds which are in the possession or under the control of PFPC shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust, RSMC and Authorized Persons and any regulatory agency having authority over the Trust or RSMC shall have access to such books and records at all times during PFPC's normal business hours for reasonable audit and inspection. Upon the reasonable request of the Trust or RSMC, copies of any such books and records shall be provided by PFPC to the Trust, RSMC or to an Authorized Person, at the Trust's expense.

          (b) PFPC shall create, maintain and preserve the following records:

               (i) all books and records with respect to each Fund's books of account;

               (ii) records of each Fund's securities transactions; and

               (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

     7. CONFIDENTIALITY. PFPC agrees to keep confidential all records of the Trust and information relating to the Trust and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by the Trust. The Trust agrees that such consent shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities. For avoidance of doubt, the Trust hereby consents to PFPC's disclosure of such information if such disclosure is necessary or desirable in connection with PFPC's provision of services under this Agreement.

     Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

     8. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

     9. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust.

     10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund or RSMC, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

     11. COMPENSATION.

     (a) As compensation for services rendered by PFPC during the term of this Agreement, RSMC, on behalf of the Trust and its Funds, will pay to PFPC a fee or fees as may be agreed to in writing by RSMC, the Trust and PFPC. Upon instruction from RSMC, the Trust may make payments hereunder directly to PFPC.

     (b) The Trust agrees that PFPC shall be afforded the opportunity to present or otherwise discuss with the Trust's Board of Trustees the terms of this Agreement, the fees and expenses associated with the Agreement and, if applicable, any benefits accruing to PFPC or to the adviser or sponsor of the Trust in connection with this Agreement, either prior to or a commercially reasonable time after the effective date of this Agreement (which may include the next regularly scheduled meeting of the Trust's Board of Trustees following the effective date of this Agreement).

     12. INDEMNIFICATION.

          (a) The Trust and RSMC agree to indemnify and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of the Trust or RSMC or (ii) upon Oral Instructions or Written Instructions. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

          (b) PFPC agrees to indemnify and hold harmless the Trust and RSMC from all taxes, charges, expenses, assessments, claims and liabilities arising from PFPC's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of PFPC's or its nominees' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

          (c) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which any party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other parties of such assertion, and shall keep the other parties advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which another party may be required to indemnify it except with the other party's prior written consent.

          (d) The provisions of this Section 12 shall survive termination of this Agreement.

     13. RESPONSIBILITY OF PFPC.

          (a) PFPC shall be under no duty to take any action on behalf of the Trust or RSMC except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use commercially reasonable efforts in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

          (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this

Agreement, and which PFPC reasonably believes to be genuine; or (B) subject to
Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

          (c) Notwithstanding anything else in this Agreement to the contrary and except to the limited extent set forth in paragraph 13(e) below, PFPC shall not be liable to the Trust for any consequential or special losses or damages ("Special Damages") which the Trust may incur as a consequence of PFPC's performance of the services provided hereunder.

          (d) Notwithstanding anything else in this Agreement to the contrary and except to the limited extent set forth in paragraph 13(e) below, PFPC shall not be liable to RSMC for any consequential or special losses or damages ("Special Damages") which RSMC may incur as a consequence of PFPC's performance of the services provided hereunder.

          (e) PFPC shall be liable for Special Damages incurred by the Trust and/or RSMC only to the extent that Special Damages arise out of PFPC's or its affiliates' willful misfeasance, bad faith or gross negligence in performing, or reckless disregard of, their duties under this Agreement; provided, however, the liability of PFPC with respect to all such Special Damages arising during the term of this Agreement and thereafter shall be limited to One Hundred Thousand Dollars ($100,000) per transaction or series of directly related transactions; related transactions may be related as to parties, timing or subject matter. For clarification, if each of the Trust and RSMC have incurred Special Damages related to the same transaction or series of directly related transactions, the Trust will have first priority in recovering any payments from PFPC pursuant to this Section 13(e).

     14. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

          (a) PFPC will perform the following accounting services with respect to each Fund:

               (i) Journalize investment, capital share and income and expense activities;

               (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Fund (the "Adviser") and transmit trades to the Trust's custodian (the "Custodian") for proper settlement;

               (iii) Maintain individual ledgers for investment securities;

               (iv) Maintain historical tax lots for each security;

               (v) Reconcile cash and investment balances of the Trust/Funds with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

               (vi) Update the cash availability throughout the day as required by the Adviser;

               (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

               (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

               (ix) Monitor the expense accruals and notify an officer of the
                    Trust of any proposed adjustments;

               (x) Control all disbursements and authorize such disbursements upon Written Instructions;

               (xi) Calculate capital gains and losses;

               (xii) Determine the net income of each Fund;

               (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, at the Trust's expense and in either case calculate the market value of each Fund's Investments;

               (xiv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

               (xv) Compute the net asset value of each Fund;

               (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

               (xvii) Prepare a monthly financial statement, which will include the following items:

                              Schedule of Investments
                              Statement of Assets and Liabilities
                              Statement of Operations
                              Statement of Changes in Net Assets
                              Cash Statement
                              Schedule of Capital Gains and Losses.

     15. DESCRIPTION OF SUB-ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

          (a) PFPC will perform the following sub-administration services with respect to each Fund:

               (i)  Prepare quarterly broker security transactions summaries;

               (ii) Prepare monthly security transaction listings;

               (iii) Supply various normal and customary Fund and Trust
                    statistical data as requested on an ongoing basis;

               (iv) Prepare for execution and file the Trust's Federal and state tax returns;

               (v) Monitor each Fund's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

               (vi) Prepare the Trust's annual and semi-annual shareholder reports (not including Form N-CSR and Form N-Q) and coordinate the filing with the SEC;

               (vii) Monitor sales of the Trust's shares and assure that the
                    Trust has properly registered such shares with the applicable state authorities;

               (viii) Prepare and file the following reports with the SEC: (i)
                    semi-annual reports on Form N-SAR; and (ii) Notices pursuant to Rule 24f-2;

               (ix) Prepare and monitor an expense budget for the Trust,
                    including accruals for each category of expenses; and

               (x) Determine the amount of dividends and other distributions payable to shareholders as necessary to maintain the qualification as a regulated investment company of each Fund of the Trust under the Code.

     16. DURATION AND TERMINATION. This Agreement shall be effective on the date first written above and shall continue until September 30, 2008 (the "Initial Term"). Upon the expiration of the Initial Term, unless notice of termination has been given, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each provided that it may be terminated by any of the parties hereto without penalty during a Renewal Term upon written notice given at least sixty (60) days prior to termination. If the Trust or RSMC terminate this Agreement prior to the end of the Initial Term, the Trust shall pay to PFPC such portion of the projected remaining servicing fees that would have been earned by PFPC under this Agreement through the end of the Initial Term as shall be mutually determined by the parties, acting in good faith, at the time of the termination. During either the Initial Term or the Renewal Terms, this Agreement may be terminated by any party for cause on an earlier date without payment of any penalty or future servicing fees.

     With respect to the Trust, "cause" shall mean PFPC's material breach of this Agreement causing it to fail to substantially perform its duties under this Agreement. In order for such breach to constitute "cause" under this Paragraph, PFPC must receive written notice from the Trust or RSMC specifying the breach and PFPC shall not have corrected such breach within a 30-day period. With respect to PFPC, "cause" includes, but is not limited to, the failure of RSMC, on behalf of the Trust, to pay the compensation set forth in writing pursuant to Paragraph 11 of this Agreement after it has received written notice from PFPC specifying the amount due and RSMC shall not have paid that amount within a 30-day period. A constructive termination of this Agreement will result where a substantial percentage of the Trust's assets are transferred, merged or are otherwise removed from the Trust to another fund(s) that is not serviced by PFPC.

     Any notice of termination for cause shall be effective sixty (60) days from the date of any such notice. Upon the termination hereof, RSMC shall pay to PFPC such compensation as may be due for the period prior to the date of such termination. Any termination effected shall not affect the rights and obligations of the parties under Paragraphs 12 and 13 hereof.

     17. NOTICES. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed
(a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809 Attn:
President; (b) if to the Trust, c/o Wilmington Trust Company, 1100 N. Market St., Wilmington, DE 19890 Attn: John J. Kelley with a copy to Trust counsel; or
(c) if to RSMC, at 1100 N. Market St., Wilmington, DE 19890 Attn: Neil Wolfson or (d) at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

     18. PFPC DATA REPOSITORY AND ANALYTICS SUITE ACCESS SERVICES. PFPC shall provide to the Trust the data repository and analytics suite access services as set forth on Exhibit Y attached hereto and made a part hereof, as such Exhibit Y may be amended from time to time.

     19. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     20. SHAREHOLDER LIABILITY. PFPC is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of such Funds. PFPC agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust, nor from the Trustees or any individual Trustee of the Trust.

     21. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of PFPC or The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Trust and RSMC thirty (30) days' prior written notice; (ii) the delegate (or assignee) agrees to comply with all relevant provisions of the 1940 Act; and (iii) PFPC and such delegate (or assignee) promptly provide such information as the Trust and RSMC may request, and respond to such questions as the Trust and RSMC may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee).

     22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.


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

     24. MISCELLANEOUS.

          (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

          (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

          (d) Information. The Trust and/or RSMC will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Trust.

          (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (g) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

          (h) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. PFPC and certain of its affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number. PFPC may also ask (and may have already asked) for additional information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

          (i) Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Trust, RSMC, or any other person.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        WT MUTUAL FUND


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        RODNEY SQUARE MANAGEMENT CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

Exhibit A, dated as of May 1, 2006, is Exhibit A to the Sub-Administration and Accounting Services Agreement among PFPC Inc., WT Mutual Fund and Rodney Square Management Corporation.

                                  LIST OF FUNDS

                     Wilmington Prime Money Market Fund
                     Wilmington U.S. Government Money Market Fund
                     Wilmington Tax-Exempt Money Market Fund
                     Wilmington Short-Term Bond Fund
                     Wilmington Short/Intermediate-Term Bond Fund
                     Wilmington Broad Market Bond Fund
                     Wilmington Municipal Bond Fund
                     Wilmington Multi-Manager Large-Cap Fund
                     Wilmington Multi-Manager Mid-Cap Fund
                     Wilmington Multi-Manager Small-Cap Fund
                     Wilmington Multi-Manager International Fund
                     Wilmington Multi-Manager Real Estate Securities Fund Wilmington Large-Cap Core Fund
                     Wilmington Large-Cap Growth Fund
                     Wilmington Large-Cap Value Fund
                     Wilmington Small-Cap Core Fund
                     Wilmington Mid-Cap Core Fund
                     Wilmington Small-Cap Growth Fund
                     Wilmington Small-Cap Value Fund
                     Wilmington ETF Allocation Fund
                     Wilmington Aggressive Asset Allocation Fund
                     Wilmington Moderate Asset Allocation Fund
                     Wilmington Conservative Asset Allocation Fund Wilmington Tax-Managed Cap-Free Fund
                     Roxbury Small Cap Growth Fund
                     Roxbury Mid Cap Fund
                     Roxbury Micro Cap Fund

              [Remainder of Page has been left blank intentionally]

                                    EXHIBIT B

Exhibit B, dated as of May 1, 2006, is Exhibit B to the Sub-Administration and Accounting Services Agreement among PFPC Inc., WT Mutual Fund and Rodney Square Management Corporation.

                           LIST OF AUTHORIZED PERSONS

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                                    EXHIBIT Y

Exhibit Y to the Sub-Administration and Accounting Services Agreement among PFPC Inc., WT Mutual Fund and Rodney Square Management Corporation.

               DATA REPOSITORY AND ANALYTICS SUITE ACCESS SERVICES

1. PFPC SERVICES

     (a) Provide Internet access to PFPC's data repository and analytics suite at www.pfpcdatastation.com or other site operated by PFPC (the "Site") for Fund portfolio data otherwise supplied by PFPC to Fund service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities (other than Compliance Reporting Services, as defined below), (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the "Accounting Services"). Types of information to be provided on the Site also include: data relating to portfolio securities relative to certain provisions of the Internal Revenue Code, securities laws or the Fund's offering documents (collectively, the "Compliance Reporting Services") (the Accounting Services and the Compliance Reporting Services are together referred to in Exhibit Y as the "Services"). The parties hereby agree that the Compliance Reporting Services are back-end reports only and that PFPC
          (i) makes no representation or warranty about the accuracy of the Compliance Reporting Services, or how complete such information is, at any time and (ii) shall have no liability whatsoever with respect to the accuracy or inaccuracy or complete or incomplete nature of the Compliance Reporting Services or reliance thereon by any party.

     (b) Provide to Users access to the information listed in (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources.

     (c) Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site.

     (d) Monitor the telephone lines involved in providing the Services and inform the Fund promptly of any malfunctions or service interruptions.


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     (e)  Support the Authorized Persons' use of and access to the Site by providing maintenance services.

     (f) Allow unrestricted access to the Site by Authorized Persons without any conditions, restrictions or surcharges, other than as may be specifically described herein.

     (g) Operate the Site twenty-four (24) hours a day, every day of the year; provided, however that PFPC makes no representation that the operation of the Site will be uninterrupted or error free. The Site may be inoperative for scheduled and emergency maintenance, and for system upgrades.

     (h) Maintain the Site, the Site server and all equipment related thereto at a level expected of a first class commercial Internet site.

     (i) Remove materials posted on the Site that are (1) defamatory, (2) criminal, (3) obscene or (4) violative of any statute, regulation or ordinance.

     (j) Maintain a response time and bandwidth that would be reasonably expected of a first class commercial Internet site in the same industry and with the same level of business.

2. DUTIES OF THE TRUST AND RSMC AND THE USERS

     (a) Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption.

     (b) Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3. STANDARD OF CARE; LIMITATIONS OF LIABILITY

     (a) Notwithstanding anything to the contrary contained in this Exhibit or any other part of the Agreement, PFPC shall be liable for direct damages incurred by the Trust or RSMC which arise out of PFPC's failure to perform its duties and obligations described in this Exhibit to the extent such damages constitute willful misfeasance, bad faith, gross negligence or reckless disregard.

     (b) The Trust acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PFPC's provision of Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Trust and RSMC agree that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC's standard of care above.


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     (c)  Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement and subject to its obligations under Section 10 of the Agreement, PFPC shall not be liable for delays or failures to perform any of the Services or errors or loss of data occurring by reason of circumstances beyond such party's reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit. PFPC will use commercially reasonable efforts to comply with all laws or regulations applicable to PFPC imposed after the date of this Exhibit within a reasonable time of the effective date of each such law or regulation.

4. DURATION, TERMINATION AND CHANGES TO TERMS.

     (a) PFPC shall have the right at any time to provide notice of changes to the terms (and the associated fees) described in this Exhibit Y. Such changes will become effective and bind the parties hereto after sixty
          (60) days from the date PFPC notifies the Trust and RSMC of such changes, unless the Trust and RSMC terminate this Agreement pursuant hereto or the parties agree otherwise at such time.

     (b) Any party may terminate this Exhibit upon sixty (60) days' prior written notice to the other.

5. MISCELLANEOUS. In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the Services.

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